Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FINANCIAL RESULTS FOR THE

QUARTER AND NINE MONTHS ENDED JULY 31, 2009

Third Quarter 2009 Profit Driven by New Oil Discoveries

Third Quarter Oil Production Increases 165%

DENVER, COLORADO, September 9, 2009—Credo Petroleum Corporation (NASDAQ:  CRED) today reported financial results for the quarter and nine months ended July 31, 2009.

For the third quarter, net income was $353,000, or $.03 per basic and diluted share, compared to $3,343,000, or $.34 per diluted share last year.  Production increased 6% compared to last year, however, substantially lower price realizations for both oil and natural gas caused revenue to fall 50%, leading to the decrease in quarterly earnings.  Third quarter revenue fell to $2,837,000 compared to $5,646,000 last year.

For the first year in Credo’s history, during 2009 oil revenue has exceeded natural gas revenue.  Oil production volumes increased 165% for the third quarter and 113% for the nine months compared to the same periods last year.  The increase was driven by a change in the company’s product focus several years ago which led to increased spending for oil driven plays in Kansas and Oklahoma.  Credo has also made a major commitment to purchasing acreage in the Williston Basin horizontal Bakken play where drilling has commenced on its first well.  In addition, Credo’s production revenues are benefiting from oil’s significant price advantage to natural gas which was more than 20 to 1 at third quarter-end compared to the Btu equivalency of 6 to 1.  The company’s production would have increased 83% and 24%, for the third quarter and nine months, respectively, if oil were converted to natural gas based on the wellhead prices actually received.

For the first nine months of 2009, Credo reported a net loss of $14,248,000, or $1.38 per basic share.  The loss resulted from a $15,038,000 non-cash, after tax reduction in the book carrying value of oil and gas properties and long lived assets.  The write-downs were necessitated by the collapse of oil and natural gas prices during 2009.  For the same period last year, net income was $4,036,000 or $0.42 per diluted share.  Lower product prices caused revenue to fall 49% to $7,298,000 for the first nine months compared to $14,321,000 last year.

During 2009, Credo recorded write-downs in book asset values because accounting rules require “point in time” valuation of oil and gas reserves on the last day of the quarter using spot market prices in effect on that date.  That price is not necessarily reflective of the contract prices Credo received for its oil and gas, or the prices that Credo expects to receive in the future.  The write-

downs were purely non-cash financial statement adjustments and do not impact future cash flows or oil and gas reserve quantities.

OIL PRODUCTION SETS NEW RECORD;

TOTAL THIRD QUARTER PRODUCTION INCREASES 6%;

BALANCE BETWEEN OIL AND NATURAL GAS PRODUCTION

CONTINUES TO IMPROVE

Recent discoveries resulted in oil production setting new records for both the first nine months and the third quarter.  Oil production increased 165% for the third quarter and 113% for the first nine months.  On a volume-equivalent basis, oil provided 42% of total production quantities in the third quarter compared to 17% last year.  However, oil’s price advantage over natural gas resulted in oil providing 71% of total production revenues compared to only 29% last year.

Importantly, the company has achieved its goal of fully offsetting the production decline that occurred when it postponed drilling last year and early in 2009 due to historically high costs.

For the third quarter 2009, oil production rose 165% to 35,500 barrels compared to 13,400 barrels last year.  Third quarter natural gas production fell 26% to 293 MMcf compared to 396 MMcf last year.  Increased oil production, denominated in equivalent Mcfs, more than offset the decline in natural gas production.  As a result, total production increased 6% to 506 MMcfe compared to 476 MMcf last year.  Total production would have increased 83% if oil were converted to natural gas based on the wellhead prices actually received by the company during the periods.

For the nine months ended July 31, 2009, oil production rose 113% to 90,500 barrels compared to 42,500 barrels last year.  Natural gas production fell 23% to 940 MMcf compared to 1,221 MMcf last year.  Increased oil production, denominated in equivalent Mcfs, more than offset the decline in natural gas production.  As a result, total production increased to 1,483 MMcfe compared to 1,476 MMcf last year.  If oil were converted to natural gas based on the wellhead prices actually received by the company during the periods, total production would have increased 24%.

THIRD QUARTER OIL PRICES FALL 54%;

NATURAL GAS PRICES FALL 73% BEFORE HEDGING GAINS

Net wellhead natural gas prices for the third quarter fell 73% to $2.75 per Mcf compared to $10.09 last year.  Realized hedging transactions increased wellhead prices $2.33 per Mcf this year compared to a $3.13 loss per Mcf last year.  As a result, the company’s total natural gas price realizations fell 27% to $5.08 per Mcf compared to $6.96 last year.  Wellhead oil prices fell 54% to $56.98 per barrel compared to $122.91 last year.  There were no oil hedging transactions in 2009 or 2008.

For the first nine months of 2009, net wellhead natural gas prices fell 59% to $3.36 per Mcf compared to $8.19 last year.  Realized hedging transactions increased wellhead prices $3.14 per

Mcf this year compared to a $0.32 loss last year.  As a result, the company’s total natural gas price realizations fell 17% to $6.50 per Mcf compared to $7.87 last year.  Wellhead oil prices fell 55% to $45.77 per barrel compared to $101.66 last year.  There were no oil hedging transactions in either year.

At July 31, 2009, open hedging derivative contracts covered 150,000 MMbtus at NYMEX prices averaging $8.31, and covered production months from August 2009 through October 2009.  Subsequent to July 31, 2009, the August and September contracts expired and the company realized hedging gains of $512,000 on those contracts.  Hedging derivative contracts are estimated to be approximately 50% of the company’s estimated monthly production.  All open hedge contracts are indexed to the NYMEX.  Average prices in the company’s primary market are currently 9% below NYMEX prices due to basis differentials and transportation costs.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

Capital spending for oil and gas drilling activities and property acquisitions through July 31, 2009 totaled $11,299,000, including $1,923,000 paid to purchase acreage in the North Dakota portion of the horizontal Bakken oil play.  In addition, $4,400,000 was paid to purchase all of the underlying patents related to the Calliope Gas Recovery System.  Credo previously owned an exclusive license to the Calliope patents and the related technology.  However, it purchased the underlying patents in order to establish absolute control over the technology and to eliminate future costs for individual well licenses.  The acquisition also covered a series of exciting new patents, known as Tractor Seal, that is specifically designed to remove liquids from shallow wells more efficiently than existing technologies.  If perfected, this new technology will be an excellent complement to Calliope’s focus on deeper wells.

At July 31, 2009, working capital was $14,846,000, including cash and short-term investments of $14,177,000.  At third quarter-end, the company had no long-term debt.

MANAGEMENT COMMENT

James T. Huffman, Credo’s Chief Executive Officer commented, “In the third quarter, Credo delivered profitability and solid financial results despite the collapse in both oil and natural gas prices.  We are very pleased with the significant acreage positions that Credo has assembled in several exciting oil drilling plays.  We are also pleased with the early results from our transition to oil-focused drilling.  The timing of that strategy change has proven to be very opportunistic as is evidenced by the significant price advantage that oil currently enjoys over natural gas.

“We are particularly proud that new oil production has now more than offset the production decline caused by our decision last year to postpone drilling due to historically high costs.  That decision has been validated by the dramatically improved drilling environment.

“We are seeing a significant increase in interest in our patented Calliope gas recovery technology.  Calliope’s low finding and operating costs become increasingly attractive to companies when natural gas prices do not justify drilling or other high cost operations.

“Credo is well positioned for the future with a clean balance sheet, a strong financial position, and an excellent inventory of oil weighted drilling prospects.  In particular, we are very excited about the future for our newest oil drilling project in the Williston Basin horizontal Bakken oil drilling play.  The Bakken is the number one oil resource play in the U.S. and drilling is exploding in the area where we have acquired leasehold interests over the last year.  We believe Credo’s acreage holds very significant resource potential, and we are pleased to have drilling underway on our first well.”

*          *          *          *          *

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

Credo Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions, as well as Texas, Kansas and Louisiana.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(table follows)

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2009	2008	2009	2008

REVENUES:
Oil sales	$4,142,000	$4,320,000	$2,024,000	$1,649,000
Natural gas sales	3,156,000	10,001,000	813,000	3,997,000
	7,298,000	14,321,000	2,837,000	5,646,000

EXPENSES:
Oil and gas production	2,394,000	2,883,000	771,000	1,045,000
Depreciation, depletion and amortization	3,499,000	2,594,000	960,000	843,000
Impairment of oil and gas properties and long lived assets	24,653,000	—	—	—
General and administrative	1,953,000	1,034,000	564,000	337,000
	32,499,000	6,511,000	2,295,000	2,225,000

Income (Loss) from Operations	(25,201,000)	7,810,000	542,000	3,421,000

Other Income and (Expense)
Realized and unrealized gains (losses) from derivative contracts	1,911,000	(2,333,000)	(17,000)	1,139,000
Investment and other income (loss)	(66,000)	118,000	55,000	47,000
	1,845,000	(2,215,000)	38,000	1,186,000

INCOME(LOSS) BEFORE INCOME TAXES	(23,356,000)	5,595,000	580,000	4,607,000

INCOME TAXES	9,108,000	(1,559,000)	(227,000)	(1,264,000)

NET INCOME (LOSS)	$(14,248,000)	$4,036,000	$353,000	$3,343,000

Basic income (loss) per share	$(1.38)	$0.43	$0.03	$0.35

Diluted income (loss) per share	$(1.38)	$0.42	$0.03	$0.34

Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,341,000	9,430,000	10,305,000	9,690,000

Diluted	10,341,000	9,509,000	10,333,000	9,772,000

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	July 31, 2009	October 31, 2008
Condensed Balance Sheet Information
Cash and Short-Term Investments	$14,177,000	$25,376,000
Other Current Assets	2,685,000	4,678,000
Oil and Natural Gas Properties, Net	28,974,000	46,456,000
Intangible Assets, Net	4,122,000	1,079,000
Other Assets	2,194,000	2,971,000

	$52,152,000	$80,560,000

Current Liabilities	$2,016,000	$5,894,000
Deferred Income Taxes	1,958,000	11,117,000
Asset Retirement Obligations	1,423,000	1,338,000
Stockholders’ Equity	46,755,000	62,211,000

	$52,152,000	$80,560,000